                                    AGREEMENT

                                     BETWEEN

                               H POWER CORPORATION
                                60 MONTGOMERY ST.
                              BELLEVILLE, NJ 07109

                                       AND

                    USA CECOM ACQUISITION CENTER - WASHINGTON
                             2461 EISENHOWER AVENUE
                            ALEXANDRIA, VA 23331-0700

                                   CONCERNING

                          DUAL USE APPLICATION PROGRAM

                    FUEL CELL/BATTERY HYBRID MARK I PROTOTYPE


Agreement No.:  DAAB07-99-3-6003
Total Amount of the Agreement: $ 799,210
Total Estimated Government Funding of the Agreement:  $ 399,605
Funds Obligation:  $ 399,605 increm. ($217,639.20 initial obligation)
Authorities:  10 U.S.C. 2371, 10 U.S.C. 2358

Line of Appropriation: ACRN AA:977040000001301RPCECO1610000000025817JC858
                       CY8JC8AWCYIA9X0500328043 $162,639.20

                       2172040000062751066585486000801025810DCVARICY8JC8BB
                       CYIA000000S28043   $55,000

This Agreement is entered into between the United States of America, hereinafter called the Government, represented by the Communications-Electronics Command (CECOM), and H. Power Corporation pursuant to and under U.S. Federal law.


FOR H POWER CORP                            FOR THE UNITED STATES OF AMERICA
                                            COMMUNICATIONS-ELECTRONICS COMMAND




/s/ Arthur Kaufman
------------------
(SIGNATURE)                                 (SIGNATURE)

Arthur Kaufman
Vice President
December 22, 1997
                                            /s/ Peggy A. Malanson
                                            ----------------------
(NAME, TITLE, DATE)                         (NAME, TITLE, DATE)

                                              AGREEMENT NUMBER: DAAB07-98-3-6003
                                                                          PAGE 2


                       AGREEMENT NUMBER: DAAB07-98-3-6003

                                TABLE OF CONTENTS

ARTICLES                                                                 PAGE(S)

ARTICLE I                Scope of Agreement
ARTICLE II               Term
ARTICLE III              Management of the Project
ARTICLE IV               Agreement Administration
ARTICLE V                Obligation and Payment
ARTICLE VI               Disputes
ARTICLE VII              Patent Rights
ARTICLE VIII             Data Rights
ARTICLE IX               Foreign Access to Technology
ARTICLE X                Official not to Benefit
ARTICLE XI               Civil Rights Act
ARTICLE XII              Execution

ATTACHMENTS

ATTACHMENT 1             Statement of Work
ATTACHMENT 2             Report Requirements
ATTACHMENT 3             Schedule of Payments and Payable Milestones
ATTACHMENT 4             Funding Schedule
ATTACHMENT 5             List of Government and H Power Representatives

                                             AGREEMENT NUMBER:  DAAB07-98-3-6003
                                                                          PAGE 3

ARTICLE I:  SCOPE Of THE AGREEMENT

A.   Background

     1. This Agreement, which formalizes a Cooperative Agreement under the Dual Use Application Program (DUAP), is as Other Transaction entered into under the authority of 10 U.S.C. 2371, and 2358. The Dual Use Application Program is a Government -industry cost share program sponsored by the Defense Advanced Research Projects Agency (DARPA). The purpose of this program is to develop new technologies which can be utilized for both military and commercial applications. There is currently a need in the military for a small, light weight, refuelable/rechargeable, reliable power source for the soldier on-the-move. Many pieces of the soldier's equipment such as radios, transmitters, receivers, etc. are characterized by a high peak-to-average ratio power profile. This equipment is typically powered by either primary or rechargeable batteries. However, the cost, weight, and numbers of primary batteries required for a single mission is prohibitive.; and the energy density of rechargeable batteries combined with a dearth of battery chargers available to the soldier on-the-move makes the rechargeable battery scenario only marginally more attractive. One possible solution to this problem is the concept of a fuel cell/battery hybrid power source. This combines the high energy density of a fuel cell to provide nominal power for the mission as well as battery charging power, and the high power density of a rechargeable battery to provide peak power.

     2. This is a cooperative effort between the Government [DARPA and Communications-Electronics Command (CECOM), Ft. Belvoir, VA] and H Power Corp, of Belleville, NJ.

     3. Program costs are shared as follows: the Government will contribute 50% of the cost (25% DARPA and 25% CECOM) and H Power Corp. will contribute 50% of the cost. All contributions are cash as opposed to in-kind contributions.

     4. One Mark I prototype hybrid power source shall be designed, fabricated and tested to demonstrate the fuel cell/battery hybrid concept.

     5. The duration of the effort is eighteen (18) months. Key Milestones for this effort are System requirements and application identification and definition, preliminary design review, final design review, and test and delivery of one Mark I prototype hybrid power source.

B.   Scope

     1. H Power shall perform an effort designed to develop one prototype Mark I hybrid power source. The effort shall be carried out in accordance with the Statement of Work (SOW) incorporated in this Agreement at Attachment 1. H Power shall submit all documentation required by Attachment 2, Report Requirements.

     2. H Power shall be paid for each Payable Milestone accomplished in accordance with the Schedule of Payments and Payable Milestones set forth in Attachment 3 and the procedures of Article V. Both the Schedule of Payments and the Funding Schedule set forth in Attachments 3 and 4 respectively may be revised or updated in accordance with Article III.

     3. The Government and H Power estimate that the statement of Work of this Agreement can only be accomplished with a H Power aggregate resource contribution of $399,605 from the effective date of this Agreement through eighteen (18) months thereafter. H Power intends and, by entering into this agreement, undertakes to cause these funds to be provided. H Power contributions will be provided as detailed in the Funding Schedule set forth in Attachment 4. It either the Government or H Power is unable to provide its respective total contribution, as appropriate, the other party may reduce its project funding by a proportional amount.

C.   Goals/Objectives

     1. The goal of this Agreement is to design, fabricate, test, and demonstrate one (1) Mark I prototype fuel cell/battery hybrid power source.

     2. The Government will have continuous involvement with H Power. The Government will also obtain access to research results and certain rights in data and patents pursuant to Articles VII and VIII. The Government and H Power are bound to each other by a duty of good faith and best research effort in achieving the goals of this program.

     3. This Agreement covers a dual-use "other transaction" pursuant to 10 U.S.C. 2371 and 2511. The Parties agree that the principal purpose of this Agreement is for H Power to provide its best research efforts in the support and stimulation of advanced research and technology development and not the acquisition of property or services for the direct benefit or use of the Government, The Federal Acquisition Regulation (FAR) and Department of Defense FAR Supplement (DEARS) do not apply except as specifically referenced herein. The Government represents, warrants and assures H Power that this Agreement is a cooperative agreement under 31 U.S.C. 6303 and 6304 for purposes of FAR Subpart 31.205-18(a), and that H Power's IR&D costs incurred in performance under this Agreement are not construed to be sponsored by, or required in performance of a procurement contract or grant agreement.

ARTICLE II:  TERM

A.   The Term of this Agreement

The Program commences upon the date of the last signature hereon and continues for eighteen (18) months. If all funds are expended prior to the eighteen
(18)-month duration, the Parties have no obligation to continue performance and may elect to cease development at that point. Provisions of this Agreement, which by their express terms apply for periods of time other than specified herein, shall be given effect, notwithstanding this Article.

B.   Termination Provisions

Subject to a reasonable determination that the project will not produce beneficial results commensurate with the expenditure of resources, either Party may terminate this Agreement by written notice to the other Party, provided that such written notice is preceded by consultation between the Parties. In the event of a termination of the Agreement, the Government shall have a paid up license to use for Governmental purposes, CATEGORY C data (as defined in Article VIII of this Agreement) developed under this Agreement. The Government, acting through its Agreement Administrator, and H Power will negotiate in good faith a reasonable equitable adjustment. Failure of the Parties to agree to an equitable adjustment will be resolved pursuant to Article VI.

C.   Extending the Terms

The Parties may extend by mutual written agreement the term of this Agreement if funding availability and/or research opportunities reasonably warrant. Any extension shall be formalized through modification of the Agreement by the Agreement Administrator and the H Power Contract Representative.

ARTICLE III:  MANAGEMENT OF THE PROJECT

A.   Management and Program Structure

H Power shall be responsible for the overall technical and program management of the Program, and technical planning and execution shall remain with H Power- The Government Program Manager shall provide recommendations to Program developments, technical collaboration and be responsible for the review and verification of the Payable Milestones.

B.   Program Management Planning Process

     1. Initial Program Plan: H Power will follow the initial program plan that is contained in the Statement of Work (Attachment 1), and the Schedule of Payments and Payable Milestones (Attachment 3).

     2. Overall Program Plan Annual Review

          (a) H Power, with the Government Program Manager's review, will prepare an overall Annual Program Plan in the first quarter of each Agreement year. For this purpose, each consecutive twelve (12) month period from (and including) the month of execution of the Agreement during which the Agreement shall remain in effect shall be considered an "Agreement year". The Annual Program Plan will be presented and reviewed at an annual site review which will be attended by H power management, the Government Program Manager, and senior Government management as appropriate. H Power, with Government participation and review, shall prepare a final Annual Program Plan.

          (b) The Annual Program Plan provides a detailed schedule of research activities, commits H Power to use its best efforts to meet specific performance objectives, includes forecasted expenditures and describes Payable Milestones. The Annual Program Plan will consolidate all prior adjustments in the Program Schedule, including revisions/modifications. Recommendations for changes, revisions or modifications to the Agreement which result from the Annual Review shall be made in accordance with the provisions of Article III, Section C.

C.   Modifications

     1. As a result of quarterly meetings, annual reviews, or at any time during the term of the Agreement, research progress or results may indicate that a change in the Statement of Work and/or the Payable Milestones, would be beneficial to program objectives. Recommendations for modification, including justifications to support any changes to the Statement of Work and/or Payable Milestones, will be documented in a letter and submitted by H Power to the Government Program Manager with a copy to the Government Agreement Administrator. This Documentation letter will detail the technical, chronological, and financial impact of the proposed modification to the research program. H Power shall approve any Agreement modification. The Government is not obligated to pay for additional or revised Payable Milestones until the Payable Milestone Schedule (Attachment 3) is formally revised by the Government Agreement Administrator and made part of this Agreement.

     2. The Government Program Manager shall be responsible for the review and verification of any recommendations to revise or otherwise modify the Agreement Statement of Work, Schedule of Payments or Payable Milestones, or other proposed changes to the terms and conditions of this Agreement.

     3. For minor or administrative Agreement modifications (e.g. changes in the paying office or appropriation data, changes to Government or H Power personnel identified in the Agreement, etc.) no signature is required by H Power.

ARTICLE IV:   AGREEMENT ADMINISTRATION

Administrative and contractual matters under this Agreement shall be referred to the following representatives of the parties:

GOVERNMENT AGREEMENT ADMINISTRATOR: Ana M. Kimberly, Contracting Officer, (703) 325-5800

H POWER CONTRACT REPRESENTATIVE: Arthur Kaufman, Vice President, (201) 450-4400

Technical matters under this Agreement shall be referred to the following representatives:

GOVERNMENT PROGRAM MANAGER: James E. Stephens, Jr., Project Engineer, (703) 704-2006 (CECOM Ft. Belvoir)

H POWER PROGRAM MANAGER:  Peter Terry, Principal Investigator, (201) 450-4400

Each party may change its representatives named in this Article by written notification to the other party.

ARTICLE V: OBLIGATION AND PAYMENT

A.   Obligation

     1. The Government's liability to make payments to H Power is limited to only those funds obligated under this Agreement or by amendment to the Agreement.

     2. If modification becomes necessary in performance of this Agreement, pursuant to Article III, paragraph B, the Government Agreement Administrator and H Power's Contract Representative shall execute a revised Schedule of Payable Milestones consistent with the then current Program Plan.

B.   Payments

     1. Prior to submission of invoices to the Government, H Power shall have and maintain an established accounting system which complies with generally accepted accounting principles, and with the requirements of this Agreement; and shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for Federal funds. Consistent with this, an acceptable accounting system will be one in which all cash receipts and disbursements are controlled and documented properly.

     2. H Power shall document the accomplishments of each Payable Milestone by submitting the Payable Milestones Report required by Attachment 2, Part D. H Power shall submit an original and five (5) copies of all, invoices to the Government Agreement Administrator for payment approval- After written verification of the accomplishment of the Payable Milestone by the Government Program Manager, and Approval by the Government Agreement Administrator, the invoices will be forwarded to the payment office within thirty (30) calendar days of receipt of the invoices by the Government. PAYMENTS WILL BE MADE BY DEFENSE ACCOUNTING OFFICE (DFAS-IN-AKA) ATTN: VENDOR PAY, 8899 EAST 56TH STREET, INDIANAPOLIS, IN 46249-1325 within ten (10) calendar days of the

Government's transmittal. Subject to change only through written
Agreement modification, payment shall be made to H Power to the address set forth below:

     H POWER PAYMENT ADDRESS: H POWER CORPORATION, 60 MONTGOMERY STREET, BELLEVILLE NJ 07109

     4. Payments shall be made no more frequently than quarterly in the amounts set forth in Attachment 3 (B) "Detailed Schedule of Payable Milestones", provided the Government Program Manager has verified the accomplishment of the Payable Milestones. It is recognized that the quarterly accounting of current expenditures reported in the "Quarterly Business Status Report" submitted in accordance with Attachment 2 is not necessarily intended or required to match the Payable Milestones until submission of the final Report; however, payable milestones shall be revised during the course of the program to reflect current and revised project expenditures.

     5. Limitation of Funds: In no case shall the Government's financial obligation exceed the amount allotted to this Agreement.

     6. Financial Records and Reports: H Power shall maintain adequate records to account for Federal funds received under this Agreement. Upon completion or termination of this Agreement, whichever occurs earlier, the H Power Contract Representative shall furnish to the Government Agreement Administrator a copy of the final report required by Attachment 2, Part E. H Power's relevant financial records are subject to examination or audit on behalf of the Government by the Government for a period not to exceed three (3) years after expiration of the term of this Agreement. The Government Agreement Administrator or designee shall have direct access to sufficient records and information of H Power, to ensure full accountability for all funding under this Agreement. Such audit, examination, or access shall be performed during business hours on business days upon prior written notice and shall be subject to the security requirements of the audited party.

ARTICLE VI:  DISPUTES

A.   General

Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B.   Dispute Resolution Procedures

     1. Any disagreement, claim or dispute between the Government and H Power concerning question of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

     2. Whenever disputes, disagreements or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement or misunderstanding which arose more than three (3) months prior to the notification made under subparagraph B. 3 of this Article constitute the basis for relief under this Article unless the Government Contract Administrator in the interests of justice waives this requirement.

     3. Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement or misunderstanding by notifying the other Party (through the Government Agreement Administrator or H Power Contract Representative, as the case may be) in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought. Within five (5) working days of providing notice to the other Party, the aggrieved Party may, in writing, request a decision by the Government Agreement Administrator. The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested. The Government Agreement Administrator shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position. Any such decision is final and binding unless a Party shall, within thirty (30) calendar days request further review as provided in this Article.

     4. Upon written request to the Government Agreement Administrator made within thirty (30) calendar days or upon unavailability of a joint decision under subparagraph B.3 above, the dispute shall be further reviewed. The Government Agreement Administrator may elect to conduct this review personally or through a designee or jointly with a representative of the other Party who is a CEO or a similar official agreed to by the Government. Following the review, the Government Contract Administrator or designee will resolve the issue(s) and notify the Parties in writing. Such resolution is not subject to further administrative review and, to the extent permitted by law, shall be final and binding.

C.   Limitation of Damages

Claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of Government funding dispersed as of the time the dispute arises. In no event shall the Government be liable for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages. H Power disclaims any liability fox consequential, indirect, or special damages, except when such damages are caused by willful misconduct of H Power personnel. In no event shall H Power's liability under this Agreement exceed the funding it has received up to the time of incurring such liability.

ARTICLE VII:  PATENT RIGHTS

A.   Definitions

     1. "Invention" means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code.

     2. "Made" when used in relation to any invention means the conception or first actual reduction of practice of such invention.

     3. "Practical application" means to manufacture, in the case of a composition of product; to practice, in the case of a process or method, or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is capable of being utilized, and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

     4. "Subject invention" means any invention of H Power or its subcontracted team members conceived in the performance of work under this Agreement.

B.   Allocation of Principal Rights

Unless H Power shall have notified the government (in accordance with subparagraph C.2 below) that H Power does not intend to retain title, H Power shall retain the entire right, title, and interest throughout the world to each subject invention consistent with the provisions of this Article and 35 U.S.C.
203. With respect to any subject invention in which H Power retains title, the Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United states for Government purposes only the subject invention throughout the world, except for subject inventions identified in Attachment 6. Such license shall begin ten (10) years after completion or termination of the Agreement, whichever comes first. Notwithstanding the above, H Power may elect to provide full or partial rights that it has retained to other parties. The subject inventions in Attachment 6 shall not be subject to the terms and conditions of Article VII, Subparagraphs C, D, E, F, and H.

C. Invention Disclosure, Election of Title, and Filing of Patent Application

     1. H Power shall disclose each subject invention to the Government within four (4) months after the inventor discloses it in writing to his company personnel responsible for patent matters. The disclosure to the Government shall be in the form of a written report and shall identify the Agreement under which the invention was made and the identity of the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.

     2. If H Power determines that it does not intend to retain title to any such invention,. H Power shall notify the Government, in writing, within eight
(8) months of disclosure to the Government. However, in any case where publication, sale, or public use has been initiated the one (1) year statutory period wherein valid patent protection can still be obtained in the United States, the period for such notice may be shortened by the Government to a date that is no more than sixty (60) calendar days prior to the end of the statutory period.

     3. H Power shall file its initial patent application on a subject invention to which it elects to retain title within one (1) year after election of title or, if earlier, prior to the end of the. statutory period wherein valid patent protection can be obtained in the United States after a publication, or sale, or public use, provided however, that H Power may, after giving written notice to the Government, elect to keep a subject invention as a trade secret if H Power determines this is consistent with the commercialization goals of this Agreement which are appropriate from RCT standard business practices. H Power may elect to file applications in additional countries (including the European Patent office and the Patent Cooperation Treaty) within either ten (10) months of the corresponding initial patent application or six (6) months from the date permission is granted by the Commissioner of patents and trademarks to file foreign patent applications, where such filing has been prohibited by a Secrecy Order.

     4. Requests for extension of the time for disclosure election, and filing under Article VIII, paragraph C, may, at the discretion. of the Government, and after considering the position of H Power, be granted.

D.   Conditions when the Government may Obtain Title

Upon the Government's written request, H Power shall convey title to any subject invention to the Government under any of the following conditions:

     1. H Power fails to disclose or elects not to retain title to the subject invention within the times specified in paragraph C of this Article; provided, that the Government may only request title within sixty (60) calendar days after learning of the failure of H Power to disclose or elect within the specified times.

     2. In those countries in which H Power fails to file patent applications within the times specified in paragraph C of this Article; provided, that if H Power has filed a patent application in a country after the times specified in paragraph C of this Article, but prior to its receipt of the written request by the Government, H Power shall continue to retain title in that country; or

     3. In any country in which H power decided not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a subject invention.

E. Minimum Rights to H Power and Protection. of H Power's Right to File

     1. H Power shall retain a non-exclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title, except if H power fails to disclose the invention within the times specified in paragraph C of this Article. The H Power license extends to the domestic (including Canada) subsidiaries and affiliates, if any, of H Power affiliates within the corporate structure of which H Power is a party and includes the right to grant licenses of the same scope to the extent that H Power was legally obligated to do so at the time the Agreement was awarded. The license is transferable only with the approval of the Government, except when transferred to the successor of that part of the business to which the invention pertains. The Government approval for license transfer shall not be unreasonably withheld.

     2. The H Power domestic license may be revoked or modified by the Government to the extent necessary to achieve expeditious practical application of subject invention pursuant to an application for an exclusive license submitted consistent with appropriate provisions at 37 CFR Part 404, provided that such revocation or modification shall not take place less than five (5) years after the end of the term of the Agreement. This license shall not be revoked in that field of use or the geographical areas in which H Power has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of the Government to the extent H power, its licensees, or the subsidiaries or affiliates have failed to achieve practical application in that foreign country.

     3. Before revocation or modification of the license, the Government shall furnish H Power a written notice of its intention to revoke or modify the license, and H Power shall be allowed thirty (30) calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

F.   Action to Protect the Government's Interest

     1. H Power agrees to execute or to have executed and promptly deliver to the Government all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those subject inventions to which H Power elects to retain title, and (ii) convey title to the Government when requested under paragraph D of this Article and to enable the Government to obtain patent protection throughout the world in that subject invention.

     2. H Power agrees to require, by written agreement, that employees working on the Program, other than clerical and nontechnical employees, agree to disclose promptly, in writing, to personnel identified as responsible for the administration of patent matters, each subject invention made under this Agreement in order that H Power can comply with the disclosure provisions of paragraph C of this Article. H Power shall instruct employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

     3. H Power shall notify the Government of any decisions not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than thirty (30) calendar days before the expiration of the response period required by the relevant patent office.

     4. H Power shall include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement: "This invention was made with government support under Agreement no.DAAB07-98-A-0001 awarded by CECOM/DARPA. The Government has certain rights in this invention."

G.   Lower Tier Agreements

     1. H Power shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

     2. In the case of a lower tier agreement with a vendor, at any tier, the Government, the vendor, and H Power agree that the mutual obligations of the parties created by this Article flow down to the vendor and constitute an agreement between the vendor and the Government with respect to the matters covered by this Article.

H.   Reporting on Utilization of Subject Inventions

H Power agrees to submit, during the term of this Agreement, periodic reports no more frequently than annually on the utilization of a subject invention or upon efforts at obtaining such utilization of a subject invention or on efforts at obtaining such utilization that are being made by H Power or licensees or assignees of the inventor. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by H power subcontractor(s), and such other data and information as the agency may reasonably specify H Power also agrees to provide additional reports as may be requested by the Government in connection with any march-in proceedings undertaken by the Government in accordance with paragraph J of this Article. Consistent with 35 U.S.C. 202(c)(5), the Government agrees it shall not disclose such information to persons outside the Government without permission of H Power.

I.   Preference for American Industry

Notwithstanding any other provision of this clause, H Power agrees that it shall not grant to any person the exclusive right to use or sell any subject invention in the United States or Canada unless such person agrees that any product embodying the subject invention or produced through the use of the subject invention shall be manufactured substantially in the United States and Canada. However, in individual cases, the requirements for such an agreement may be waived by the Government upon a showing by H Power that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that, under the circumstances, domestic manufacture is not commercially feasible.

J.   March-in Rights

H Power agrees that, with respect to any subject invention in which it has retained title, the Government has the right to require H Power, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive license to a responsible applicant or applicants, upon terms that are reasonable under the circumstances; and if H Power, assignee, or exclusive licensee refuses such a request, the Government has the right to grant such a license itself if the Government determines that:

     1. Such action is necessary because H Power or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention, a reasonable time being no less than five (5) years from the end of the term of this Agreement.

     2. Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by H Power, assignee, or their licensees;

     3. Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by H Power, assignee, or licensee; or

     4. Such action is necessary because the agreement required by paragraph (I) of this article has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is a breach of such Agreement.

ARTICLE VIII:  DATA RIGHTS

A.   Additional Definitions

     1. "Government purpose license rights" (GPLR), as used in this Article, means rights to use, duplicate, or disclose data, in whole or in part and in any manner, for Government purposes only, and to have or permit others to do so for Government purposes only. Government purposes include competitive procurement, but do not include the right to have or permit others to use technical data for commercial purposes.

     2. "Unlimited rights", as used in this Article, means rights to use, duplicate, release, or disclose technical data or computer software in whole or in part, in any manner and for any purposes whatsoever, and to have or permit others to do so.

     3. "Data", as used in this Article, means recorded information, regardless of form or method of recording, which includes but is not limited to, technical data, software, trade secrets, and mask works. The term does not include computer software or data incidental to agreement administration, such as financial and/or management information.

     4. "Technical Data", as used in this Article, means recorded information, regardless of the form or method of the recording of a scientific or technical nature (including computer software documentation). The term does not include computer software or data incidental to agreement administration, such as financial and/or management information.

B.   Data categories

The Parties agree to the following categories of Data.

     1. Category A is H Power developed and privately funded data to which H Power retains all rights.

     2. Category B is H Power developed and Government funded data which cannot be disclosed without compromising H Power Category A data.

     3. Category C is H Power data developed under this Agreement, excluding Category A and B data.

C.   Allocation of Principal Rights

     1. This Agreement shall be performed with mixed Government and H Power funding. The Parties agree that in consideration for Government funding, and in lieu of any Government rights to Categories A or B (except as contained in subparagraph C.3 below) Data, H Power intends to reduce to practical application materials and processes developed under this Agreement.

     2. No deliveries in Category A or B are contemplated or required under this Agreement; therefore, no rights in Category A and B data shall be granted to the Government, except as contained in subparagraph C.3 below. There are no category A or B data identified at the time of execution of the Agreement.

     3. In the event H Power does not reduce to practical application items, components, and processes developed under this Agreement within five (5) years after termination of this Agreement, the Government shall have Government Purpose License Rights to Category B data for a period of five (5) years after termination of the Agreement, after which five (5) year period, the Government shall have Unlimited Rights to Category B Data.

     4. The Government shall have Government Purpose License Rights to Category C Data. Such rights shall become effective ten (10) years after completion or termination of this Agreement, which ever occurs first.

     5. H Power will prepare a list of Category A and B data for incorporation into this Agreement for the first year within a reasonable period following the award of this Agreement and subsequent years, as part of the annual planning process described in Article III. Following mutual agreement of the Parties on the list of Category A and B data, the Government Agreement Administrator will incorporate this list by written modification.

D.   Marking of Data

Any data delivered under this Agreement shall be marked with the following legend:

Use, duplication, or disclosure is subject to the restrictions as stated in Agreement DAAB07-98-A-0001 between the Government and H Power.

E.   Lower Tier Agreements

H Power agrees to include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

ARTICLE IX:  FOREIGN ACCESS TO TECHNOLOGY

A.   Definition

     "Foreign Firm or Institution" means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

     "Know-How" means all information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines.

     "Technology" means discoveries, innovations, Know-How and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, maskworks, and copyrights.

B.   General

The Parties agree that research findings and technology developments arising under this Agreement may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled.

The controls contemplated in this Article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulation (22 CFR pt. 121 et seq.), the DoD industrial Security Regulation (DoD 5220.22-R) and the Department of Commerce Export Regulation (15 CFR pt. 770 et seq.).

C.   Restrictions on Sale or Transfer of Technology to Foreign Firms or
Institutions

     1. In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in paragraphs C.2, C.3, and C.4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:

          (a) sales of products or components, or

          (b) licenses of software or documentation related to sales of products or components, or

          (c) transfer to foreign subsidiaries of H power for purposes related to this Agreement, or

          (d) transfer which provides access to Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement.

     2. H Power shall provide timely notice to the Government of any transfers of Technology developed under this Agreement to Foreign Firms or Institutions. If the Government determines that the transfer may have adverse consequences to the national security interests of the United States, H Power, its vendors, and the Government shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to H Power.

     3. In any event, H power shall provide written notice to the Government Program Manager and Agreement Administrator of any proposed transfer to a foreign firm or institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of H Power's written notification, the Government Agreement Administrator shall advise H Power whether it consents to the proposed transfer. In cases where the Government does not concur or sixty
(6o) calendar days after receipt and the Government provides no decision., H Power may utilize the procedures under Article VI, Disputes. No transfer shall take place until a decision is rendered.

     4. Except as provided in subparagraph C.1 above and in the event the Transfer of Technology to a Foreign Firm or institution is approved by the Government, H Power shall (a) refund to the Government funds paid for the development of the Technology and (b) negotiate a license with the Government to the Technology under terms that are reasonable under the circumstances.

D.   Lower Tier Agreements

H Power agrees to include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, development or research work.

ARTICLE X:  OFFICIALS NOT TO BENEFIT

No member of or delegate to Congress, or resident commissioner, shall be admitted to any share or part of this Agreement, or to any benefit arising from it. However, this clause does not apply to this Agreement to the extent that this Agreement is made with a Corporation for the Corporation's general benefit.

ARTICLE XI:  CIVIL RIGHTS ACT

This Agreement is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. 2000-d) relating to nondiscrimination in Federally assisted programs. H Power has signed an Assurance of Compliance with the nondiscriminatory provisions of the Act.

ARTICLE XII:  EXECUTION

This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement may be revised only by the written consent of H Power and the Government Agreement Administrator. This Agreement, or modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

                                  ATTACHMENT 1

                             STATEMENT OF WORK (SOW)

BACKGROUND: The Dual Use Application Program is a Government - Industry cost share program sponsored by the Defense Advanced Research Projects Agency (DARPA). The purpose of this program is to develop new technologies which can be utilized for both military and commercial applications.

There is currently a need in the military for a small, light weight, refuelable/rechargeable, reliable power source for the soldier on-the-move. Many pieces of the soldier's equipment such as radios, transmitters, receivers, etc. are characterized by a high peak-to-average ratio power profile. This equipment is typically powered by either primary on rechargeable batteries. However, the cost, weight, and numbers of primary batteries required for a single mission is prohibitive; and the energy density of rechargeable batteries combined with a dearth of battery chargers available to the soldier on-the-move makes the rechargeable battery scenario unattractive.

One possible solution to this problem is the concept of a fuel cell/battery hybrid power source. This combines the high energy density of a fuel cell to provide nominal power for the mission as well as battery charging power, and the high power density of a rechargeable battery to provide peak power.

This is a cooperative effort between the Government [DARPA and Communications-Electronics Command (CECOM)] and H Power Corp. to design and fabricate one Mark I prototype hybrid power source to demonstrate the fuel cell/battery hybrid concept. The Government will contribute 50% of the cost
(25% DARPA and 25% CECOM) and H Power Corp. will contribute 50% of the cost. All contributions are cash as opposed to in-kind contributions. The duration of the effort is eighteen (18) months. Key Milestones for this effort are System requirements and application identification and definition, preliminary design review, final design review, test plan submission, test and delivery of one Mark I prototype hybrid power source, and final report.

STATEMENT OF WORK: The contractor, H Power Corp., shall provide all the necessary labor, materials, and facilities required to perform the work and services needed to develop one Mark I prototype fuel cell/battery hybrid power source in accordance with the provisions of this agreement. H Power shall provide written quarterly status reports throughout the duration of this effort. The Statement of Work (SOW) is divided into four tasks as follows.

TASK 1 - HYBRID SYSTEM APPLICATION IDENTIFICATION AND DEFINITION.

The Government (CECOM) will provide initial guidance regarding specific military applications and technical requirements associated with each application. Based on this Government input, H Power shall initiate and complete an iterative process with the Government and H Power's commercial clients to identify and define dual use application(s) for a fuel cell/battery hybrid power source. After the application(s) are defined, the contractor shall define the technical requirements with guidance from the Government and the contractor's commercial clients. The contractor shall provide, as a deliverable, documentation of the selected dual use application(s) and a list of the technical requirements for the hybrid power source.

TASK 2 - SYSTEM ANALYSIS AND OPTIMIZATION.

Prior to completion of Task 1, H Power shall analyze the hybrid power source by utilizing all available technical data, past experience, and computer models to establish baseline design parameters which meet the general system requirements identified herein. After completion of Task 1, H power shall optimize the hybrid power source via computer simulation and past experience to select the components which meet the general system requirements and the technical requirements generated as a result of the Task 1 effort. After the system analysis and optimization is completed, H Power shall hold a preliminary design review to allow discussion and comments or adjustments to the design H Power shall provide, as a deliverable, a preliminary design review report with narrative section explaining the design concept along with electrical schematic(s), flow chart(s), preliminary sketch(s) or drawing(s), and battery/fuel cell load share predictions.

TASK 3 - SUB-SYSTEM/COMPONENT DESIGN AND DEVELOPMENT.

H Power shall provide for the design, development, and fabrication of all hybrid system components and sub-systems which are not commercially available "off-the-shelf". After the sub-system and component design and development is complete and prior to fabrication, H Power shall hold a final design review. H Power shall provide, as a deliverable, a final design review report which includes a narrative description of the final design, explanations of any changes from the preliminary design, electrical schematic(s), flow chart(s), sketches and drawings, and a complete parts list with technical specifications and prototype cost for each part.

TASK 4 - DEMONSTRATION SYSTEM INTEGRATION AND TEST.

After the final design review, H Power shall construct a breadboard system to allow for any required bench testing of the hybrid power source components, sub-systems, and system. Concurrently, H Power shall develop and submit a test plan to assess the ability of the Mark I system to meet all of the general requirements contained herein and the technical requirements generated as a result of the Task 1 effort (including requirements for EMI, Noise, and Shock and Vibration). Testing shall include but not be limited to Bench testing and Performance testing at various ambient conditions of the breadboard unit; and EMI, Noise, Shock and Vibration and Performance at various ambient temperatures of the Mark I unit. The Government will review the test plan within 10 business days and either approve or have the contractor adjust the test plan. The contractor shall complete all adjustments to the test plan within 10 days after receipt of written notification from the Government of any adjustments. H Power shall construct and package the components to make the Mark I prototype hybrid power source. The contractor shall provide, as deliverables, the Mark I prototype hybrid power source, a final report including all test data and any comments or recommendations for system improvements, and written instructions for the safe operation and maintenance of the Mark I hybrid power source.

GENERAL REQUIREMENTS FOR THE FUEL CELL/BATTERY HYBRID POWER SOURCE:

The fuel cell/battery hybrid power source shall meet the following general requirements:

     1. The hybrid power source shall be of modular design and shall include as a minimum a hydrogen-air proton exchange membrane fuel cell, a rechargeable battery, a hydrogen fuel source, power conditioning, and a control system.

     2. The fuel cell shall provide nominal mission power plus sufficient power to recharge the battery.

     3. The battery shall be capable of handling intermittent short power bursts of a magnitude at least twice the nominal power.

     4. The hybrid power source shall be refuelable.

     5. The design shall incorporate all safety and human factors features required for the safe operation and maintenance of the hybrid power source.

     6. The hybrid power source shall have commercial and military applications.

SCHEDULE: The schedule shall be identical to that which is attached to this document.

                                  ATTACHMENT 2

                               REPORT REQUIREMENTS

A.   QUARTERLY REPORTS

     On or before ninety (90) days after effective date of the Agreement and quarterly thereafter throughout the term of the Agreement, H Power shall submit or otherwise provide a quarterly report. Two (2) copies shall be submitted or otherwise provided to the Government Agreement Administrator, and one (1) copy shall be submitted to the Government Program Manager.

     1. Technical Status Report. The technical status report will detail technical progress to date and report on all problems, technical issues or major developments during the reporting period. The technical status report will include a report on the status of activities during the reporting period.

     2. Business Status Report. The business status report shall provide summarized details of the resource status of this Agreement, including the status of the contributions by the participants. This report will include a quarterly accounting of current expenditures as outlined in the Annual Program Plan. Any major deviations shall be explained along with discussions of the adjustment actions proposed.

B.   ANNUAL PROGRAM PLAN DOCUMENT

     H Power shall submit or otherwise provide to the Government Program Manager one (1) copy of a report which describes the Annual Program Plan as described in Article III, Section B. This document shall be submitted not later than sixty (6) calendar days following the Annual Site Review as described in Article III, Section B.

C.   TECHNICAL REPORTS

     H Power shall submit or otherwise provide to the Government Program Manager one (1) copy of each of the following technical reports: the Task 1 deliverable report, the preliminary design review report, the final design review report, and the Mark I prototype test plan (all of these are described in Attachment 1).

D.   PAYABLE MILESTONE REPORTS

     H Power shall submit or otherwise provide to the Government Program Manager, documentation describing the extent of accomplishment of Payable Milestones. This information shall be as required by Article V, paragraph B and shall be sufficient for the Government Program Manager to reasonably verify the accomplishment of the milestone of the event in accordance with the Statement of Work (attachment 1).

E.   FINAL REPORT

     1. H Power shall submit or otherwise provide a Final Report as described in the Statement of Work (Attachment 1) which makes full disclosure of all major developments by H Power within sixty (60) calendar days of completion or termination of this Agreement. With the approval of the Government Program Manager, reprints of published articles may be attached to the Final Report. Two
(2) copies shall be submitted or otherwise provided to the Government Program Manager and two (2) copies shall be submitted or otherwise provided to the Government Agreement Administrator.

     2. The Final Report shall be marked with a distribution statement to denote the extent of its availability for distribution, release, and disclosure without additional approvals or authorizations. The Final Report shall be marked on the front page in a conspicuous place with the following:

     "DISTRIBUTION STATEMENT. Distribution authorized to U.S. Government agencies only in order to protect information not owned by the U.S. Government and protected by a contractor's "limited rights" statement, or received with the understanding that it not be routinely transmitted outside the U.S. Government. Other requests for this document shall be referred to CECOM RDEC (Attn:
AMSEL-RD-C2-PD-E) Ft. Belvoir, VA 22060-5817)."

                                  ATTACHMENT 3

                   SCHEDULE OF PAYMENTS AND PAYABLE MILESTONES

A.   SCHEDULE OF PAYMENTS

QUARTER                 GOVERNMENT PAYMENT                     H POWER PAYMENT
-------                 ------------------                     ---------------
FIRST                   $          33,277                   $            33,277
SECOND                  $          78,412                   $            78,412
THIRD                   $          68,484                   $            68,484
FOURTH                  $          35,989                   $            35,989
FIFTH                   $         103,717                   $           103,717
SIXTH                   $          79,726                   $            79,726
                        -----------------                   -------------------

TOTALS                  $         399,605                   $           399,605


B.   DETAILED SCHEDULE OF PAYABLE MILESTONES

TASK       MONTH     PAYABLE MILESTONE         GOV'T SHARE         H POWER SRARE
----       -----     -----------------         -----------         -------------
1&2           3      KICK-OFF PROGRAM        $       33,277       $      33,277
1,2,3         6      TASK 1 DELIVER.         $       78,412       $      78,412
2&3           9      PREL. DES. REV.         $       68,484       $      68,484
3            12      FINAL DES. REV.         $       35,989       $      35,989
3&4          15      TEST PLAN DEL'V.        $      103,717       $     103,717
4            18      MARK I & FINAL REP.     $       79,726       $      79,726
                                             --------------       -------------
TOTALS                                       $      399,605       $     399,605

                      Project Schedule and Milestone Chart

                                 Revised 9/3/97

                                     [CHART]

                                  ATTACHMENT 4

                                FUNDING SCHEDULE

A.   PROJECTED PROGRAM FUNDING COMMITMENTS

                  FISCAL YEAR          GOVERNMENT FUNDING        H POWER FUNDING
                  -----------          ------------------        ---------------
                     FY 98               $     216,162           $      216,162
                     FY 99               $     183,443           $      183,443
                                         -------------           --------------

               TOTALS                    $     399,605           $      399,605


B.   H POWER TEAM CONTRIBUTIONS

               MEMBER                     CONTRIBUTION
               ------                     ------------
               H POWER                   $     399,605
               DARPA                     $     200,000
               CECOM                     $     199,605
                                         -------------
               TOTAL                     $     799,210

                                  ATTACHMENT 5

                 LIST OF GOVERNMENT AND H POWER REPRESENTATIVES


GOVERNMENT                 Ana M. Kimberly
                           CECOM Acquisition Center - Washington
                           2461 Eisenhower Avenue
                           Alexandria, VA 22331-0700
                           Phone (703) 325-5800
                           Fax (703) 325-4995

                           James E. Stephens, Jr.
                           CECOM Research & Development Center South
                           Environmental Systems Branch
                           10108 Gridley Road, Suite 1
                           Fort Belvoir, VA 22060-5817
                           Phone (703) 704-2006
                           Fax (703) 704-3794

H POWER                    Arthur Kaufman
                           Vice President
                           H Power Corporation
                           60 Montgomery Street
                           Belleville, New Jersey 07109
                           Phone (201) 450-4400
                           Fax (201) 450-9850

                                  ATTACHMENT 6

                                   PATENT LIST

                          (MUST BE PROVIDED BY H POWER)

     Arthur Kaufman
     H Power Corp.
     60 Montgomery Street
     Belleville, NJ 07109
     Tel:     973-450-4400 Ext. 441
     Fax:     973-450-9850


ATTACHMENT 6:  PATENT LIST


     The following is an abstract of a patent disclosure presently being applied for by H Power Corp. We present this as notification of this action prior to the execution of the Dual Use Applications Program Agreement.



                           ABSTRACT OF THE DISCLOSURE


     A reactant flow system for a proton exchange membrane (PEM), hydrogen-air, fuel cell stack, is described. The flow system includes the use of single-pass or multi-pass, flow channels. A flow channel section having at least one adjacent channel section whose reactant flows in an opposite direction thereto. The system has respective reactant inlets that are effectively adjacent to reactant outlets of the adjacent channel sections. Restrictions are used at the reactant inlets to assure substantially uniform reactant flow among all of the flow channels. The PEM fuel cell stack has a mechanism for removing heat therefrom in order to prevent drying out of the electrolyte membrane.


                                    Regards,


                                    Peter L. Terry
sss